Exhibit 99.01
7000 Cardinal Place
Dublin,OH 43017
www.cardinalhealth.com
FOR IMMEDIATE RELEASE

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Jason Strohm (614) 757-7542 jason.strohm@cardinal.com
CARDINAL HEALTH ANNOUNCES FISCAL 2007 OUTLOOK
Revenue Expected at High End of Range and Earnings per Share in-line with
Company’s Long-Term Financial Goals
DUBLIN, Ohio, June 12, 2006 — Cardinal Health, the leading provider of products and services supporting the health-care industry, today provided investors its financial outlook for fiscal 2007, which begins July 1.
Financial goals announced today include:

Financial Metric	Long-Term Goal	Fiscal 2007 Outlook
Revenue	Increase 8 percent to 10 percent	At or above the high end of long-term goal
EPS, excluding special items and impairment, non-recurring and other items	Increase 12 percent to 15 percent	In line with long-term goal — $3.50 to $3.70 per share, including equity compensation expenses
Return on Equity, excluding special items	15 percent to 20 percent	In line with long-term goal
Operating Cash Flow	Greater than 100 percent of net income	In line with long-term goal
Cash Returned to Shareholders	Up to 50 percent of operating cash flow, via share repurchase and dividends	Target dividend and repurchase activity consistent with long-term goal

“After completing a thorough review of our businesses and global operations, we remain convinced of the tremendous potential Cardinal Health has to help improve productivity and the safety of health care worldwide,” said Kerry Clark, president and chief executive officer of Cardinal Health. “We have made progress during fiscal 2006 in transforming Cardinal Health and see continued momentum as we transition to fiscal 2007. In ’07, we will continue to focus on organic growth and using our scale to reduce costs across the enterprise, which we expect will result in strong revenue and earnings-per-share growth for the year.”
The company said fiscal 2007 earnings-per-share (EPS) is expected to be $3.50 to $3.70, excluding special items and impairment, non-recurring and other items. Beginning in fiscal 2007, the EPS outlook includes the impact of equity compensation. Cardinal Health also reaffirmed that EPS for fiscal 2006 is expected to be in the upper half of a previously provided
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Cardinal Health Announces Fiscal 2007 Outlook

range of $3.30 to $3.55, excluding special items, the impact of equity compensation expenses and impairment, non-recurring and other items. It continues to forecast equity compensation expenses to be approximately $0.35 to $0.37 per share for the year.
Cardinal Health’s long-term financial goals reflect the company’s expectations for the next three years.
Fiscal 2006 Earnings and Fiscal 2007 Investor Meeting
The company said it plans to announce fourth-quarter and year-end results on August 3, prior to the opening of trading on the New York Stock Exchange. A conference call to discuss the results is scheduled for Aug. 3 at 11 a.m. eastern daylight time (EDT) and will be accessible at the Investor page at www.cardinalhealth.com or by calling 706-634-5100, conference passcode 1658436. A transcript and audio replay will also be available at www.cardinalhealth.com.
In addition, Cardinal Health intends to provide detail about new financial reporting segments and segment-specific guidance at its annual meeting for invited analysts and investment professionals, which will be held in New York on Sept. 20. A webcast of the formal presentations will begin at 8:30 a.m. EDT on the Investors page of http://www.cardinalhealth.com. Interested parties can also listen by calling 706-634-5100, passcode 1659981. Presentation slides and an audio replay will be archived on the website after the conclusion of the meeting.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $75 billion, global company serving the health-care industry with a broad portfolio of products and services. Through its diverse offerings, Cardinal Health delivers integrated health-care solutions that help customers reduce their costs, improve efficiency and deliver better care to patients. The company manufactures, packages and distributes pharmaceuticals and medical supplies, offers a range of clinical services and develops automation products that improve the management and delivery of supplies and medication for hospitals, physician offices and pharmacies. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 55,000 people on six continents. More information about the company may be found at www.cardinalhealth.com.
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Non-GAAP Financial Measures
The Company presents the following non-GAAP financial measures on a forward-looking basis in this news release: earnings per share, excluding special items and impairment, non-recurring and other items; earnings per share, excluding special items, the impact of equity compensation expenses and impairment, non-recurring and other items; and return on equity, excluding special items. The most directly comparable forward-looking GAAP measures are earnings per share and return on equity. The Company currently expects fiscal 2006 equity compensation expense of approximately $0.35 to $0.37 per share. With the exception of this information, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measures because the Company cannot reliably forecast special items and impairment, non-recurring and other items, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact the Company’s future net earnings and cash flows.
Cautions Concerning Forward-Looking Statements
All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of organizational changes and the integration of acquired businesses; the loss of one or more key customer or supplier relationships or changes to the terms
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Cardinal Health Announces Fiscal 2007 Outlook

of those relationships; difficulties and uncertainties related to transitions in senior management; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Cardinal Health’s global restructuring program; difficulties in opening new facilities or fully utilizing existing capacity; with respect to future dividends, the decision by the board of directors to declare such dividends, which is expected to consider Cardinal Health’s surplus, earnings, cash flows, financial condition and prospects at the time any such action is considered; with respect to future share repurchases, the approval of the board of directors, which is expected to consider Cardinal Health’s then-current stock price, earnings, cash flows, financial condition and prospects as well as alternatives available to Cardinal Health at the time any such action is considered; and general economic and market conditions. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.